Exhibit 99.1

Investor Contact:

    Dennis Meulemans

    Chief Financial Officer

    Phone: (847) 303-5300

    Email: DMeulemans@addus.com

Addus HomeCare Announces the Sale of

Assets of its Home Health Division to LHC Group

Palatine, IL, February 28, 2013 – Addus HomeCare Corporation (NASDAQ: ADUS), a provider of home-based social and medical services focused on the elderly dual eligible population, announced that today the Company received the purchase price for the previously announced sale of substantially all of the assets of its home health division to LHC Group, Inc. The closing will be effective at 12:01 a.m. on March 1, 2013. All conditions to closing have been satisfied.

The sale encompasses 19 home health agencies and two hospice agencies in five states. Specifically, LHC Group acquired 100 percent of the assets of the business in Arkansas, South Carolina and Nevada. In Illinois and California, LHC Group is acquiring 90 percent of the business and Addus is retaining a 10 percent ownership interest in those locations. The purchase price for the assets was $20 million in cash. The business represented approximately $36.7 million in annual revenues for the twelve month period ended September 30, 2012. Net proceeds from the transaction will be used to pay off outstanding debt and for general corporate purposes.

Mark Heaney, President and CEO of Addus HomeCare, said, “We are pleased to complete the sale of the home health assets and will focus our attention on our growing home & community business, which benefits from a significant opportunity by serving a large and growing, high cost elderly dual eligible population.”

As previously reported, Addus expects that the home health division will be reported as a discontinued operation in its year end 2012 financial results.

Financial and Legal Advisors

The Braff Group acted as financial advisor to the Company. Winston & Strawn LLP served as legal advisor to the Company.

About Addus

Addus is a provider of a broad range of social and medical services in the home. Addus’ services include personal care and assistance with activities of daily living, and adult day care. Addus focuses on serving the needs of the elderly dual eligible population. Addus’ consumers are individuals with special needs who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, commercial insurers and private individuals. For more information, please visit www.addus.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the expected benefits and costs of dispositions, the anticipated financial impact of possible transactions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2012, and in Addus HomeCare’s Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2012, August 9, 2012 and November 1, 2012, each of which is available at http://www.sec.gov. There can be no assurance that the potential benefits of the sale of the home health division will be realized. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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